Exhibit 10.1
AMENDMENT NO. 4 TO PLACEMENT AGENCY AGREEMENT

THIS AMENDMENT NO. 4 TO PLACEMENT AGENCY AGREEMENT (this “Amendment”), is made and entered into as of August 2, 2010, by and among HELIX WIND CORP. (the “Company”) and DOMINICK & DOMINICK LLC (“Dominick”). Each of the Company and Dominick is a “Party” and sometimes they are referred to, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties entered into that certain Placement Agency Agreement dated August 4, 2009 (the “Original Agreement”), an Amendment No. 1 to the Placement Agency Agreement dated August 28, 2009 and an Amendment No. 2 to the Placement Agency Agreement dated February 3, 2010 and an Amendment No. 3 to the Placement Agency Agreement dated March 8, 2010 (collectively the “Agreement”), and now desire to amend the Agreement, as more fully set forth herein; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Amendments to Agreement.  The Company and Dominick hereby amend the Agreement as follows:

(a)	Section 2 of the Agreement is hereby amended by the addition of the following sentence:

The Company will also issue to Dominick, and Dominick’s designees, Ten Million (10,000,000) shares of restricted Common Stock, of the Company, which shall be irrevocable by the Company for business consulting advice provided by Dominick, upon request by the Company, from time to time.

(b)	Section 4(a) of the Original Agreement is hereby amended and restated as follows:

The term of this Agreement will continue for a period of Eighteen (18) months commencing upon the Effective Date; provided, however that this Agreement may be terminated by the Company or Dominick effective upon Thirty (30) days’ prior written notice thereof to the other party. Upon any expiration or termination, Dominick will be entitled to receive, and the Company shall promptly pay, all fees earned and expenses incurred through the date of termination, subject to the provisions of 4(b) below.

(c)	Section 4(b) of the Original Agreement is hereby amended and restated as follows:

The Twelve (12) month period immediately following the Term of this Agreement shall be referred to as the Tail Period.  Dominick shall be entitled to receive, and the Company shall be obligated to pay to Dominick, all fees defined in this Agreement for any such transaction(s) entered into by the Company during the Tail Period with: (i) any entity introduced to the Company by Dominick during the Term; or, (ii) any entity with whom Dominick contacted or was working on behalf of the Company or at the Company’s direction during the Term.

2. No Other Amendments to Agreement.  Except as specifically set forth in this Amendment, the Agreement shall remain in full force and effect, with out any amendment or modification thereto.

3. Counterparts and Facsimile Signatures.  This Amendment may be executed in any number of counterparts, and signature pages may be delivered by telecopy, with the original executed signature pages to be furnished promptly thereafter.

IN WITNESS WHEREOF, and intending to be legally bound thereby, each of the Parties has signed or caused to be signed its name, all as of the day and year first above written.

HELIX WIND CORP.	DOMINICK & DOMINICK LLC

By: /s/ Scott Weinbrandt	By: /s/ Michael L. Shwarts
Scott Weinbrandt	Michael L. Shwarts
Chairman, Chief Executive Officer	Managing Director, Investment Banking
and President